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                                                                   EXHIBIT 10.13

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

                             MANUFACTURING AGREEMENT

     This MANUFACTURING AGREEMENT (this "AGREEMENT") dated as of the first day of January, 2008 (the "EFFECTIVE DATE"), is made by and between BOEHRINGER INGELHEIM ROXANE, INC. ("BIRI"), a Delaware corporation (as successor in interest to ROXANE LABORATORIES, INC.), and XANODYNE PHARMACEUTICALS, INC. ("XANODYNE"), a Delaware corporation (as successor in interest to AAIPHARMA, INC. and ELAN PHARMA INTERNATIONAL LIMITED).

     WHEREAS, subject to the terms and conditions set forth in this Agreement, XANODYNE wishes to have BIRI manufacture and supply for XANODYNE certain palliative care pharmaceutical products; and

     WHEREAS, subject to the terms and conditions set forth in this Agreement, BIRI wishes to manufacture and supply such palliative care pharmaceutical products for XANODYNE.

     NOW THEREFORE, in consideration of the premises and the undertakings of the parties hereinafter set forth, the parties agree as follows.

SECTION 1. DEFINITIONS

     1.1 "AFFILIATE" shall mean, with respect to any PERSON, any PERSON that, directly or indirectly, controls, is controlled by or is under common control with such PERSON. A PERSON shall be regarded as in control of another PERSON if it owns or controls, directly or indirectly, (a) in the case of corporate entities at least fifty percent (50%) (or the maximum ownership interest permitted by law) of the equity securities in the subject entity entitled to vote in the election of directors, and (b) in the case of any entity that is not a corporation, at least fifty percent (50%) (or the maximum ownership interest permitted by law) of the equity securities or other ownership interests with the power to direct the management and policies of such subject entity or entitled to elect the corresponding management authority, provided, however, that the term "AFFILIATE" shall not include subsidiaries or other entities in which a PARTY or its AFFILIATES owns a majority of the ordinary voting power necessary to elect a majority of the board of directors or other governing board, but is restricted from electing such majority by contract or otherwise, until such time as such restrictions are no longer in effect.

     1.2 "BATCH" shall mean the quantity of each PRODUCT as either a tablet, capsule or liquid set forth on Attachment A hereof.

     1.3 "CLAIMANT" shall have the meaning set forth in Section 12.3 hereof.

     1.4 "COA" shall have the meaning set forth in Section 4.1 hereof.


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     1.5 "CONFIDENTIAL INFORMATION" shall have the meaning set forth in Section
9.2 hereof

     1.6 "COST" shall mean BIRI's fully burdened costs (including all costs for [**]) for each PRODUCT, and, solely in the case of [**] costs, allocated for each PRODUCT consistent with BIRI' s past practices.

     1.7 "DEA" shall mean the United States Drug Enforcement Administration.

     1.8 "DELIVERY DATE" means the date for the delivery of a PRODUCTS shipment, as stated in the applicable purchase order plus or minus three calendar days for such shipment.

     1.9 "ENVIRONMENTAL CLAIM" shall mean any claim, investigation or notice (written or oral) by any PERSON alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or fatalities, or penalties) arising out of, based on or resulting from (a) the presence, release or threatened release into the environment of, or human exposure to, any MATERIAL OF ENVIRONMENTAL CONCERN at any location, whether or not owned or operated by BIRI or its AFFILIATES or (b) activities or conditions forming the basis of any violation, or alleged violation of, or liability or alleged liability under, any ENVIRONMENT AL LAW.

     1.10 "ENVIRONMENTAL LAWS" shall mean all applicable federal, state and local laws, statutes, rules, regulations, ordinances (including any amendments thereto), including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. Section 9601 et seq., and the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq., the Clean Air Act, 42 U.S.C. Section 1857 et seq., and the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., orders, decrees, plans, codes, judgments, injunctions, notice or demand letters, prohibitions, obligations, schedules, timetables, standards, conditions or requirements issued, entered, approved or promulgated thereunder, relating to pollution or protection of human health or the environment, including laws relating to emissions, discharges, releases or threatened releases of MATERIALS OF ENVIRONMENTAL CONCERN in, into, onto or upon the environment (including, without limitation, ambient air, surface water, ground water, or land) or otherwise relating to the manufacture, processing, distribution, use, treatment, collection, accumulation, storage, disposal, transport, or handling of MATERIALS OF ENVIRONMENTAL CONCERN.

     1.11 "EPA" shall mean the United States Environmental Protection Agency.

     1.12 "EXISTING INVENTORY" shall have the meaning set forth in Section 6.1.

     1.13 "FDA" shall mean the United States Food and Drug Administration.

     1.14 "GOOD MANUFACTURING PRACTICES" (cGMPs) shall mean current good


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manufacturing practices required by the FDA for the manufacture of each of the
PRODUCTS as set forth under 21 CFR 210 and 211 and cGMPs as otherwise articulated by the FDA in formal written guidance.

     1.15 "GOVERNMENTAL AGENCY" shall mean any United States federal or state government authority, agency, commission or other instrumentality that has jurisdiction over the manufacture, marketing, use, sale or distribution of any of the PRODUCTS and includes, but is not limited to, the FDA, EPA and DEA.

     1.16 "GRANDFATHERED PRODUCTS" shall mean those PRODUCTS [**] that are manufactured by BIRI for XANODYNE and are identified in Attachment A

     1.17 "INDEMNI'TOR" shall have the meaning set forth in Section 12.3 hereof.

     1.18 "LABELING" shall mean the "label," as defined in Section 20l(m) of the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. Section 321(m), and the package inserts accompanying each of the PRODUCTS, and any other written, printed, or graphic materials accompanying the PRODUCTS, including, but not limited to, patient instructions or patient medication guides.

     1.19 "MANUFACTURING SERVICES" shall mean, with respect to each PRODUCT, the manufacture, processing and testing (including, without limitation, testing in accordance with Section 4.1 hereof) of such PRODUCT and the packaging, filling and LABELING of such PRODUCT in finished dosage form for commercial sale in the United States in accordance with this Agreement.

     1.20 "MANUFACTURING TECHNOLOGIES" shall mean (a) all ACQUIRED ASSETS and
(b) other technologies, proprietary rights and know-how owned by XANODYNE or its AFFILIATES or to which XANODYNE or its AFFILIATES otherwise have rights which are necessary for the performance of the MANUFACTURING SERVICES, including, but not limited to, all manufacturing and packaging processes, trade secrets, technical information, manufacturing formulae, manufacturing directions, manufacturing specifications, manufacturing validation, component specifications, test methods, stability data, validation data of analytical methods and know-how necessary for the performance of the MANUFACTURING SERVICES in accordance with the SPECIFICATIONS and other requirements of this AGREEMENT.

     1.21 "MARKETING AUTHORIZATION" shall mean the approval to market each of the PRODUCTS from the FDA, whether as a result of a New Drug Application (including all supplements and amendments thereto), the Drug Efficacy Study Implementation ("DESI") program or as a pre-1938 drug having been generally recognized as being safe.

     1.22 "MASTER CONTROL DOCUMENT" shall mean the batch specific documentation used by BIRI in the production of product for XANODYNE.

     1.23 "MATERIAL ADVERSE EFFECT" shall mean any event, change, circumstance or effect that is or reasonably could be expected to be (a) materially adverse to the business, assets, operations, results of operations or financial condition of a PARTY, or any of the PRODUCTS, other than any event, change, circumstance or effect relating (i) to the economy in general, or (ii) in


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general to the pharmaceutical industry or palliative care medication business, provided that neither the PARTY nor any PRODUCT is not materially disproportionately affected as compared to other PERSONS engaged in such industry or business by such event, change, circumstance or effect; or (b) materially adverse to the ability of a PARTY to perform any of its material obligations under this AGREEMENT.

     1.24 "MATERIALS OF ENVIRONMENTAL CONCERN" shall mean all chemicals, pollutants, contaminants, wastes, toxic substances, petroleum, petroleum products and hazardous substances (as defined in Section 101(14) of CERCLA, 42 U.S.C. Section 9601(14)), or solid or hazardous wastes as now defined under any ENVIRONMENTAL LAWS.

     1.25 "PARTIES" shall mean BIRI and XANODYNE.

     1.26 "PARTY" shall mean each of BIRI and XANODYNE.

     1.27 "PERSON" shall mean a natural person, a corporation, a partnership, a limited liability company, an association, a trust, a joint venture or any other entity or organization, including a GOVERNMENTAL AGENCY.

     1.28 "PLANT" means the premises of BIRI situated at 1809 Wilson Road Columbus, Ohio 43216 or such other FDA approved facility of Manufacturer approved by Xanodyne for the purpose of MANUFACTURING SERVICES hereunder.

     1.29 "PRODUCT FORMULATION" shall mean each dosage form of a PRODUCT (but not each packaging presentation of a PRODUCT). For example, Oramorph SR TAB 100 mg (1 x 25 blisters) and Oramorph SR TAB 100 mg (100 count bottles) would be the same PRODUCT FORMULATION while Oramorph SR TAB 100 mg (1 x 25 blisters) and Oramorph SR TAB 60 mg (1 x 25 blisters) would be different PRODUCT FORMULATIONS.

     1.30 "PRODUCTS" shall mean the palliative care pharmaceutical PRODUCTS identified in Attachment A

     1.31 "RAW MATERIALS" means, in relation to the PRODUCTS, the Active Ingredient(s), excipients and packaging materials used in the MANUFACTURING SERVICES thereof.

     1.32 "SPECIFICATIONS" shall mean the specifications for the composition of each of the PRODUCTS and the performance of the MANUFACTURING SERVICES with respect to each of the PRODUCTS and the related raw materials, components, methods and stability protocols and procedures as set forth in (a) the MARKETING AUTHORIZATIONS, and (b) the MASTER CONTROL DOCUMENTS utilized by BIRI as of the EFFECTIVE DATE, as may be amended pursuant to Section 3.2 hereof from time to time.

     1.33 "TECHNICAL AGREEMENT" shall have the meaning set forth in Section 3.7.

     1.34 "TRADEMARK AGREEMENT" shall mean that certain Trademark Agreement by and between the PARTIES (or their AFFILIATES) dated as of the date hereof.


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     1.35 "TRANSACTION DOCUMENTS" shall mean the INTERIM DISTRIBUTION SERVICES
AGREEMENT, the INTERIM REGULATORY SERVICES AGREEMENT, the TRADEMARK AGREEMENT and the ASSET PURCHASE AGREEMENT.

     1.36 "UNIT PRICE" means the Price of a Unit identified in Attachment B and established pursuant to Section 6.

SECTION 2. GRANT OF LICENSE

     XANODYNE hereby grants to BIRI a non-exclusive license during the term of this AGREEMENT to use and otherwise practice the MANUFACTURING TECHNOLOGIES solely for the purposes of fulfilling its obligations under this AGREEMENT. The license granted in this Section 2 shall terminate automatically and without further action by XANODYNE or BIRI upon the expiration or earlier termination of this AGREEMENT in accordance with Section 10 hereof.

SECTION 3. MANUFACTURE

     3.1 Manufacture of Products.

          (a) In accordance with the terms of this Agreement, BIRI shall perform the MANUFACTURING SERVICES with respect to each PRODUCT, XANODYNE shall order and purchase each of the PRODUCTS in finished dosage form from BIRI, and BIRI shall sell and deliver such purchased PRODUCTS to XANODYNE. Subject to the terms and conditions contained herein, BIRI shall perform the MANUFACTURING SERVICES in accordance with: (i) the SPECIFICATIONS for each of the PRODUCTS; (ii) all regulations now in place or hereafter established by the FDA (including, but not limited to, GOOD MANUFACTURING PRACTICES, and 21 C.F.R. Part 11), DEA or any other GOVERNMENTAL AGENCY that are applicable to the performance of MANUFACTURING SERVICES with respect to the applicable PRODUCT; and (iii) all material requirements of other federal, state or local laws and regulations applicable to the performance of MANUFACTURING SERVICES with respect to the applicable PRODUCT.

          (b) BIRI shall be responsible for (i) obtaining all materials, ingredients and components required to manufacture each of the PRODUCTS in accordance with the SPECIFICATIONS; and (ii) supplying all other equipment, materials and personnel necessary for the performance of the MANUFACTURING SERVICES and delivery of the PRODUCTS in finished package form to XANODYNE. BIRI shall maintain in its inventory such quantity of materials, ingredients and components necessary for BIRI to perform its obligations hereunder in reliance on Xanodyne's most recently submitted forecast pursuant to Section 5.5.

          (c) BIRI shall perform the MANUFACTURING SERVICES at its PLANT in Columbus, Ohio.

          (d) BIRI shall ensure that, at the time of delivery of the PRODUCTS to a common carrier for shipment to XANODYNE: (a) the PRODUCTS shall conform to the SPECIFICATIONS; (b) the PRODUCTS shall, subject to XANODYNE's timely provision of compliant and accurate LABELING and artwork, not be adulterated or misbranded under applicable laws; and (c) the


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PRODUCTS shall have a remaining shelf life of not less than [**] months on products with a [**] month expiry and [**] months on products with a [**] month expiry unless mutually agreed upon by both parties in advance of shipment.

     3.2 Changes to Specifications. Either of the PARTIES hereunder shall have the right to request changes to the SPECIFICATIONS; provided, however, that no such change shall be implemented unless: (a) the other PARTY gives its prior written consent to any such changes, which consent shall not be unreasonably withheld, conditioned or delayed, (b) the PARTIES agree in writing concerning the implementation date of any such change, and (c) in the event any such change increases or decreases or is reasonably likely to increase or decrease BIRI'S COSTS in connection with the performance of the MANUFACTURING SERVICES, the PARTIES agree in writing upon an equitable adjustment in the payment therefore. In addition, in the event any change in the SPECIFICATIONS is requested or required by any GOVERNMENTAL AGENCY, including the FDA, the PARTIES shall meet and discuss the implications of such change, the costs associated therewith, the capacity required to implement such change, and the timeframe in which such change could be implemented. If XANODYNE desires to have BIRI implement such change and so notifies BIRI in writing, BIRI shall promptly either implement such change or, in the event BIRI believes the implementation of such change would be commercially impractical, notify XANODYNE of its decision not to implement such change. BIRI shall not unreasonably refuse to implement any change and shall implement all changes that are not commercially impractical subject to [**]. Prior to implementing any change in the SPECIFICATIONS, the PARTIES shall agree in writing upon an equitable adjustment in the payments to BIRI to reflect any increased or decreased COSTS incurred by BIRI as a result of the implementation of such change. Commencing on the date any change in the SPECIFICATIONS is implemented, the payments to BIRI shall be adjusted as agreed in writing, and inventories of PRODUCTS, ingredients, packaging and LABELING components, and other in process work maintained by BIRI in accordance with
Section 3.1(b) hereof which cannot be used by BIRI as the result of such change in the SPECIFICATIONS shall be identified by BIRI and purchased by XANODYNE from BIRI at BIRI'S COST therefore (including any costs associated with shipping and/or disposing of such materials in accordance with XANODYNE's instructions). If any change to the SPECIFICATIONS requires FDA or other GOVERNMENTAL AGENCY approval, such change shall not be implemented until such change has been so approved. Notwithstanding the foregoing, the COST shall not be increased as a result of any change, alteration or modification in the event such change, alteration or modification is related generally to the PLANT or other products manufactured by BIRI in the PLANT, with the exception of any mandated regulatory changes required by a Governmental Agency.

     3.3 Monitoring of Manufacturing Activities. XANODYNE shall be permitted, but not obligated, to reasonably monitor all aspects of BIRI'S activities at BIRI's facilities under this AGREEMENT, provided, however that XANODYNE may only inspect BIRI's facilities used in the performance of this AGREEMENT, and all such inspections shall occur at reasonable time intervals, upon reasonable prior notice and during regular business hours and without unreasonable disruption to BIRI'S business. BIRI shall make all records regarding its performance under this AGREEMENT reasonably available for inspection by XANODYNE.

     3.4 Notifications Concerning Manufacturing Matters.

          (a) BIRI shall (i) promptly, notify XANODYNE of any problems or unusual


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production situations which have, or are reasonably likely to have, a MATERIAL
ADVERSE EFFECT on BIRI'S ability to perform the MANUFACTURING SERVICES in accordance with this Agreement or deliver the PRODUCTS to XANODYNE in a timely manner; and (ii) shall notify XANODYNE of such other matters relating to the MANUFACTURING SERVICES as required in the TECHNICAL AGREEMENT in accordance with the terms of the TECHNICAL AGREEMENT.

          (b) In the event BIRI is unable to manufacture or have manufactured and deliver PRODUCTS in sufficient quantities to satisfy XANODYNE's forecasted requirements, due to any cause, BIRI shall promptly inform XANODYNE of the expected duration of its inability to manufacture or have manufactured sufficient quantities of PRODUCTS and shall keep XANODYNE informed on a timely basis of developments during any such period of time.

          (c) BIRI shall notify and, if applicable, provide copies of any notices or communications to, XANODYNE of any FDA or other GOVERNMENTAL AGENCY inspection, investigation or other inquiry, or other material governmental notice or communication, relating to the manufacture of any PRODUCT or to any facility at which any PRODUCT is manufactured, supplied, processed, tested, packaged, labeled or shipped, including, but not limited to, any FDA Form 483 or Warning Letter, promptly within no more than [**] business days after BIRI becomes aware of such inspection, investigation, inquiry, notice or communication and shall promptly thereafter provide to XANODYNE a written summary of all findings and corrective actions(s) taken or planned by BIRI, including any written responses from BIRI to the FDA or other GOVERNMENTAL AGENCY.

     3.5 Compliance with Applicable Laws. BIRI shall comply with all GOOD MANUFACTURING PRACTICES and other FDA laws and regulations, DEA laws and regulations and all material requirements of other applicable laws in carrying out its duties and obligations under this AGREEMENT, including, without limitation, maintaining in full force and effect all necessary registrations, licenses, permits and other authorizations (other than the MARKETING AUTHORIZATIONS), obtaining any necessary procurement quotas, and filing any necessary ARCOS reports and other DEA forms, including, without limitation, DEA Form 222. Notwithstanding the foregoing or any other provision of this Agreement requiring compliance with laws and/or regulations, the PARTIES acknowledge that BIRI is currently manufacturing and selling certain PRODUCTS pursuant to MARKETING AUTHORIZATIONS other than New Drug Applications, and agree that BIRI's continued manufacture and sale of PRODUCTS in substantially the same manner pursuant to such MARKETING AUTHORIZATIONS shall not be deemed to be a breach of this AGREEMENT as a consequence of the absence of an approved New Drug Application for any such PRODUCT.

     3.6 Subcontractors. BIRI may, with XANODYNE's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, subcontract all or any part of the performance of the MANUFACTURING SERVICES with respect to all or any of the PRODUCTS, provided that BIRI shall at all times remain primarily responsible for the performance of its obligations hereunder and that BIRI shall cause any such subcontractor to agree in writing to be bound by confidentiality terms substantially similar to those set forth in Section 9 hereof. The PARTIES acknowledge that cost is one of the factors that XANODYNE may reasonably consider when determining whether to consent to the use of a particular subcontractor.


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     3.7 Technical Agreement. The technical agreement between the PARTIES is attached hereto as Attachment C and incorporated herein by reference. In the event of any conflict or inconsistency between the terms of this AGREEMENT and the terms of such TECHNICAL AGREEMENT, the terms of this AGREEMENT shall govern the relationship between the PARTIES.

SECTION 4. TESTING; RECEIPT OF PRODUCTS; ACCEPTANCE

     4.1 Testing: Certificate of Analysis. BIRI shall test, or have tested, each BATCH of the finished PRODUCTS using the analytical testing methodologies which are set forth in the SPECIFICATIONS. BIRI shall furnish XANODYNE with a Certificate of Analysis ("COA") for each BATCH of the PRODUCTS on or before the date on which such PRODUCTS are delivered to XANODYNE. BIRI shall retain records pertaining to all such testing as required by law.

     4.2 Rejection/Acceptance Procedures: Non-Conforming Products.

          (a) XANODYNE shall be entitled to reject any portion or all of any shipment of PRODUCTS (or any component thereof) that, at the time of transfer from BIRI to a common carrier, (i) fails to comply with any of the SPECIFICATIONS with respect to a particular PRODUCT, (ii) is not suitable for sale due to (A) the failure to manufacture such PRODUCT in accordance with GOOD MANUFACTURING PRACTICES or (B) the failure to comply with other FDA laws and regulations, DEA laws and regulations or material requirements of other applicable laws (all such PRODUCTS, "NONCONFORMING PRODUCTS", and any of such events, a "NONCONFORMITY"); provided that XANODYNE notifies BIRI within [**] days after receipt of the shipment that XANODYNE is rejecting such shipment. If no such notice is provided by XANODYNE, then XANODYNE shall be deemed to have accepted the shipment regardless of whether XANODYNE has actually performed any testing on such PRODUCTS. Notwithstanding the foregoing, in the event XANODYNE determines after acceptance of a PRODUCT that such PRODUCT is a NONCONFORMING PRODUCT due to a NONCONFORMITY that was not, and should not reasonably have been, discovered upon reasonable diligent examination and testing by XANODYNE upon receipt or otherwise known by XANODYNE, XANODYNE may subsequently revoke its acceptance of such NONCONFORMING PRODUCTS upon confirmation of such NONCONFORMITY, provided that it has given to BIRI written notice of its discovery of the NONCONFORMITY within [**] days after XANODYNE discovers or should reasonably have discovered such NONCONFORMITY and promptly proceeded to diligently investigate such NONCONFORMITY and notify BIRI of the results thereof. Any notification by' XANODYNE to BIRI of NONCONFORMING PRODUCTS shall indicate the SPECIFICATIONS or other applicable laws or regulations claimed to be unmet and any pertinent analysis performed by XANODYNE in making this conclusion.

          (b) BIRI shall notify XANODYNE as promptly as reasonably possible, but in any event within [**] days after receipt of XANODYNE's notice of rejection or revocation of acceptance, whether it accepts or disputes XANODYNE's assertions that certain PRODUCTS are NONCONFORMING PRODUCTS.

          (c) Whether or not BIRI accepts XANODYNE'S assertion that certain PRODUCTS


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are NONCONFORMING PRODUCTS, BIRI shall with reasonable promptness replace all such NONCONFORMING PRODUCTS with PRODUCTS that comply with the SPECIFICATIONS and were manufactured in accordance with all GOOD MANUFACTURING PRACTICES, other FDA laws and regulations, DEA laws and regulations and material requirements of other applicable laws (such PRODUCTS, "REPLACEMENT PRODUCTS"), and XANODYNE shall pay the total amount originally invoiced in connection with the original shipment of PRODUCTS within [**] days after receipt of such invoice. Such payment shall be in addition to any amounts payable to BIRI pursuant to Section 4.2(g).

          (d) If BIRI accepts XANODYNE'S assertion that certain PRODUCTS are NONCONFORMING PRODUCTS, the REPLACEMENT PRODUCTS for such NONCONFORMING PRODUCTS shall be provided at no cost to XANODYNE. In such circumstances, BIRI shall bear freight, tax, and insurance costs incurred by XANODYNE in transporting such replacement PRODUCTS to XANODYNE or its designee at the location to which the original PRODUCTS were shipped.

          (e) If BIRI disputes XANODYNE'S assertion that certain PRODUCTS are NONCONFORMING PRODUCTS, then at either PARTY'S request an independent testing laboratory or other appropriately credentialed expert of recognized repute, mutually agreeable to the PARTIES and subject to confidentiality provisions set forth in Section 9 below, shall analyze a sample of the allegedly NONCONFORMING PRODUCTS as necessary to determine whether the rejected PRODUCTS are NONCONFORMING PRODUCTS. The laboratory or expert shall use such procedures and tests as such laboratory or expert may consider necessary or appropriate to reach a conclusion. Both PARTIES agree to cooperate with the independent laboratory's or expert's reasonable requests for assistance in connection with its analysis hereunder. Both PARTIES shall be bound by the laboratory's or expert's results of analysis, which, absent manifest error, shall be deemed final as to any dispute over NONCONFORMITY. The costs incurred by the laboratory or expert shall be borne by the losing PARTY, or if the laboratory or expert cannot place the fault noticed and complained about, then the PARTIES shall share equally the expenses in connection with such laboratory or expert.

          (f) If the independent laboratory or expert determines, or if BIRI acknowledges the same in writing, that such PRODUCTS were NONCONFORMING PRODUCTS, then XANODYNE shall have no obligation to reimburse BIRI for the REPLACEMENT PRODUCTS, except that XANODYNE shall reimburse BIRI to the extent that the NONCONFORMITY was caused by XANODYNE rather than by BIRI's performance of the MANUFACTURING SERVICES.

          (g) If the independent laboratory or expert determines, or if XANODYNE acknowledges the same in writing, that such PRODUCTS were not NONCONFORMING PRODUCTS, then BIRI shall provide an invoice to XANODYNE as of the earlier of such determination or acknowledgement, which invoices shall set forth: (i) the purchase price for the REPLACEMENT PRODUCTS as of the date such REPLACEMENT PRODUCTS were shipped to XANODYNE; together with (ii) all freight, tax, and insurance costs incurred in transporting such REPLACEMENT PRODUCTS to XANODYNE or its designee. Such purchase price for the REPLACEMENT PRODUCTS shall be in addition to the purchase price for the original shipment of the allegedly NONCONFORMING PRODUCTS. XANODYNE shall pay such invoice within [**]days after receipt thereof.


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          (h) NONCONFORMING PRODUCTS shall, upon mutual agreement by BIRI and
XANODYNE and at BIRI's sole expense, either (i) be returned to BIRI within a reasonable period of time and relabeled or reworked as permitted in the MARKETING AUTHORIZATIONS and SPECIFICATIONS, if permitted by the FDA or (ii) destroyed. Any return and/or destruction of NONCONFORMING PRODUCTS shall be in accordance with applicable DEA regulations and other federal, state or local laws and regulations related to the return and/or destruction of controlled substances.

SECTION 5. QUANTITY; ORDER PROCEDURE

     5.1 Purchase and Sale. Subject to the terms and conditions set forth herein, BIRI shall manufacture and sell to XANODYNE, and XANODYNE shall purchase from BIRI, such orders for the PRODUCTS as shall be placed from time to time by XANODYNE on its own behalf and/or on behalf of its distributors during the term of this AGREEMENT.

     5.2 Purchase Orders. XANODYNE shall order PRODUCTS on its standard purchase order forms (each, a "PURCHASE ORDER") submitted electronically via email to the BIRI production site in Columbus, OH and also to the BI Service Center in Ridgefield, CT. no less than [**] months prior to any DELIVERY DATE. In the event XANODYNE fails to deliver to BIRI a forecast within [**] days of the first business day of a calendar month then the firm order shall be deemed to be the forecasted amount for such period in the immediately preceding forecast supplied by XANODYNE to BIRI. (e.g. Month [**] from the previous months [**]-month rolling forecast shall become binding due to the aforementioned [**] month lead-time). Subject to the other terms and conditions of this AGREEMENT, BIRI shall supply, begin manufacture and sell the PRODUCTS to XANODYNE in the quantities specified in XANODYNE's PURCHASE ORDER on the DELIVERY DATES therefore, provided, however that under no circumstances may such PURCHASE ORDERS for any PRODUCT, individually or collectively, exceed the DEA quotas for BIRI's manufacture of such PRODUCT. BIRI shall properly request quota based on the most recent forecast received from XANODYNE in accordance with timelines and procedures outlined by the Drug Enforcement Administration (DEA). The only function of the PURCHASE ORDER is to set forth the quantities of PRODUCTS desired by package size, the quantity of PRODUCTS ordered, the DELIVERY DATE and the destination of the PRODUCTS. All other terms and conditions set forth in such PURCHASE ORDERS shall be of no force or effect. XANODYNE agrees to purchase the PRODUCTS and request delivery thereof in production BATCH quantities or multiples thereof as defined by BIRI in attachment A.

     5.3 Acknowledgments; Confirmations. In addition, within [**] calendar days following receipt of a PURCHASE ORDER, BIRI shall notify XANODYNE in the event that: (a) that the PURCHASE ORDER is rejected for noncompliance with the requirements of this AGREEMENT; or (b) that the PURCHASE ORDER exceeds the FORECAST, in which case, BIRI shall notify XANODYNE whether it is willing to supply the PRODUCTS in excess of the FORECAST requested (provided that BIRI agrees to use commercially reasonable efforts to supply PRODUCTS in excess of the FORECAST). XANODYNE shall negotiate in good faith any changes in delivery dates proposed by BIRI. Any changes in the PURCHASE ORDER must be agreed to in writing by XANODYNE to be binding. Any determination of whether quantities in excess of the FORECAST shall be manufactured by BIRI must be specifically agreed to in writing by BIRI to be binding. Once

PURCHASE ORDERS have been confirmed by both parties the details of those PURCHASE ORDERS are to be listed and updated monthly by the BI Service Center in the "XANODYNE Purchase Orders by Month Report".

     5.4 Purchase Requirements. Attached hereto as Attachment D, which is based on an initial [**] calendar month rolling forecast of purchases of each of the PRODUCTS, including desired delivery dates (the "INITIAL FORECAST"). XANODYNE agrees to purchase, at a minimum, the total dollar amount as specified in Attachment D, for the year 2008 (Total of $[**] according to sales prices indicated on Attachment B) and 2009 (Total of $[**] according to sales prices indicated on Attachment B) respectively during the term of this AGREEMENT. In the event XANODYNE fails to purchase the minimum dollar amount set forth in the attached forecast in any [**] month period, within [**] days thereafter, XANODYNE shall pay to BIRI a sum equal to the difference between the total price that XANODYNE would have been required to pay hereunder and the total price actually paid by XANODYNE during such period. XANODYNE'S obligation to purchase the foregoing minimum dollar amount shall be suspended during any period in which XANODYNE's inability to purchase such minimum dollar amount is attributable to the fault of BIRI or due to an event of force majeure, which in each case continues for at least [**] days.

     5.5 Forecasts. XANODYNE shall submit to BIRI a new [**] calendar month rolling forecast of purchases of each of the PRODUCTS, on or before the first business day of each calendar month thereafter during the term of this AGREEMENT. XANODYNE will exercise reasonable efforts to level load its production requirements in recognition of BIRI's finite capacity and the lead times necessary for production. BIRI will exercise commercially reasonable efforts to ship any quantities which are in excess of the forecasted quantities, within [**] months of receipt of a PURCHASE ORDER. XANODYNE shall not submit orders for PRODUCTS which shall require production by BIRI after the expiration date of this Agreement. In the event XANODYNE fails to deliver to BIRI a forecast within [**] days of the first business day of a calendar month then the firm order shall be deemed to be the forecasted amount for such period in the immediately preceding forecast supplied by XANODYNE to BIRI. (e.g. the forecasted amounts from Month [**] of the previous months [**]-month rolling forecast shall become binding due to the aforementioned three month lead-time requirement).

SECTION 6. PAYMENT TERMS: SHIPPING

     6.1 Purchase of On-Hand Inventory of PRODUCTS. Subject to the terms of this AGREEMENT, BIRI agrees to sell, and XANODYNE agrees to purchase, the amount of BIRI's inventory of the PRODUCTS, that meet the shelf life requirements as detailed in Section 3.1(d), above, existing as of the EFFECTIVE DATE (the "EXISTING INVENTORY") at the prices set forth in Attachment B. All quantities of PRODUCTS provided as part of such EXISTING INVENTORY shall be credited toward fulfillment of the PURCHASE ORDERS issued hereunder for such PRODUCTS and the minimum purchase requirements as detailed in Section 5.4 without further action or payment by either PARTY.

     6.2 UNIT PRICE of Products. BIRI agrees to sell, and XANODYNE agrees to purchase, pursuant to the PURCHASE ORDERS the PRODUCTS manufactured by BIRI pursuant to this Agreement at the UNIT PRICE set forth in Attachment B as such prices may be adjusted from time to time in accordance with this Agreement.

     6.3 Shipping. BIRI shall ship each order of PRODUCTS, F.O.B. the BIRI manufacturing facility in Columbus, Ohio, or its warehouse in Nevada to XANODYNE or its designee at the location specified, as instructed by XANODYNE in the applicable PURCHASE ORDER. Freight and insurance shall be charged to and paid by XANODYNE, and BIRI shall use reasonable efforts to assist XANODYNE in arranging any desired insurance. Title shall pass to XANODYNE, and the risk of loss, delay or damage in transit shall be with XANODYNE, from and after delivery to the designated carrier. BIRI shall package each PRODUCT for shipment in accordance with its customary practices therefore, unless otherwise specified by XANODYNE, in which event, any extra costs reasonably incurred by BIRI on account of any changes requested by XANODYNE shall be reimbursed by XANODYNE.

     6.4 Invoices; Payments. All PRODUCTS shall be invoiced by BIRI to XANODYNE upon shipment thereof, unless XANODYNE requests in writing that BIRI hold such shipment beyond the delivery date, in which case BIRI shall be entitled to invoice XANODYNE as of the delivery date provided that BIRI is ready to ship such PRODUCTS as of such date. Payments for amounts invoiced by BIRI shall be due and payable to BIRI on or before the [**] day after the date of such invoice. All payments by XANODYNE to BIRI shall be by wire transfer of immediately available funds to the bank account(s) designated by BIRI.

     6.5 Quantitative Variations. Each PARTY shall notify the other PARTY in writing of any quantitative deficiencies or over delivery in any shipment of any PRODUCT, which deficiencies or over delivery the notifying PARTY believes to have existed prior to transfer from BIRI to a common carrier, within [**] days after receipt of such shipment by XANODYNE. The PARTIES shall investigate such deficiency or over delivery and, if the PARTIES agree that such deficiency or over delivery existed prior to transfer from BIRI to the common carrier, BIRI shall issue an amended invoice for such shipment to XANODYNE crediting XANODYNE for any deficiency or invoicing XANODYNE for any over delivery, as the case may be. In the event that a PARTY disputes the other PARTY's determination of any quantitative deficiency or over delivery or the fault therefore, the PARTIES shall attempt to resolve such dispute in good faith. If the PARTIES' investigation indicates that any quantitative deficiency is the result of theft or significant loss of product, XANODYNE shall provide written notification of the theft or loss to the local DEA field office by filing a DEA Form 106, as appropriate.

     6.6 Variations in BATCH size. The PARTIES acknowledge that the quantities of PRODUCT in any given BATCH may vary from the amounts set forth on Attachment
A. In the event the quantity of PRODUCTS in any BATCH delivered to XANODYNE varies by more than ten percent (10%) from the quantities set forth on Attachment A, the PARTIES shall mutually agree on how the variance shall be addressed.

     6.7 Pricing Adjustments. Subject to any price adjustments resulting from a change in SPECIFICATIONS pursuant to Section 3.2 which may be reflected as of the implementation of such change, the prices set forth in Attachment B shall remain in effect for twelve (12) months from and after the EFFECTIVE DATE and thereafter, BIRI shall adjust the prices no more than [**] each twelve (12) month period in accordance with the following: (a) the prices shall be adjusted to reflect any increase or decrease in BIRI'S COSTS for materials and (b) BIRI may increase the portion of the price attributable to overhead and labor, provided, however, that the increase in the portion attributable to overhead and labor in any period shall not exceed the percentage increase (if any) in the Pharmaceutical Producer Price Index during the preceding twelve (12) month period. The "Pharmaceutical Producer Price Index" shall mean the Producer Price Index (PPI All Industries) for "Pharmaceutical preparations, prescriptions" for the then current year (or the most recent period for which it is available) published by the United States Bureau of Labor Statistics and currently available at http://stats.bls.govlblshome.htm. Notwithstanding the foregoing, in the event there is a price increase of [**] percent ([**]%) or more in the cost to BIRI for the active ingredient of any of the PRODUCTS, BIRI may immediately increase the prices for such PRODUCTS, upon written notice thereof to XANODYNE and the exhaustion of BIRI's inventories of such active ingredient, and BIRI shall supply reasonable supporting documentation to XANODYNE detailing such price increase. BIRI shall use commercially reasonable efforts to mitigate the effects of any such price increases in the costs for an active ingredient.

     6.8 Pricing Audits. Subject to the confidentiality provisions of Section 9, during the term of this Agreement and for a period of [**] after its termination or cancellation, XANODYNE shall have the right to have an independent certified public accounting firm to which BIRI has no reasonable objection, examine the relevant books and records of BIRI for the previous [**] at the place where such records are customarily kept, for the purpose of verifying the accuracy of BIRI's calculation of COSTS. The full cost of such audit shall be paid by XANODYNE, unless such audit discloses an overpayment of more than [**] percent ([**]%) or [**] dollars ($[**]), whichever is larger from BIRI'S calculation of COST, in which case BIRI shall bear the full cost of the audit. In the event that BIRI disputes the results of XANODYNE'S audit, the PARTIES shall attempt to resolve such dispute in good faith. Any amounts that are determined or agreed to be due and owing by one PARTY to the other shall be promptly paid.

     6.9 Taxes. If XANODYNE is required to deduct or withhold for or on account of any tax required by applicable laws or regulations, XANODYNE shall (a) pay to the relevant authorities the full amount required to be deducted or withheld,
(b) forward to BIRI an official receipt (or certified copy) or other documentation reasonably acceptable to BIRI evidencing payment to such authorities. Promptly after the EFFECTIVE DATE, XANODYNE shall furnish to BIRI a valid blanket state resale exemption certificate.

SECTION 7. LABELS AND LABELING

     7.1 Labeling. XANODYNE shall specify the trade name, trade dress, trademark and the name of the distributor, if any, which will appear on the LABELING. XANODYNE will also specify the exact wording which is to appear on the LABELING as provided in Section 7.2 below. No LABELING shall be used by BIRI which has not first been approved by XANODYNE in writing; provided, however, that once particular LABELING has been approved by XANODYNE, BIRI may continue to use such LABELING, unless otherwise notified in writing by XANODYNE, without obtaining any additional prior approval. XANODYNE shall ensure that all LABELING for the PRODUCTS is accurate, non-infringing and in compliance with all laws and regulations applicable to the LABELING of the PRODUCTS and shall make any modifications to such LABELING as may be required by applicable laws and regulations from time to time.

     7.2 Artwork for LABELING. XANODYNE, at [**], shall provide to BIRI camera-ready artwork for the LABELING. Any changes or revisions to such artwork shall be at [**].

SECTION 8. REGULATORY MATTERS

     8.1 Adverse Experience Reports and Product Complaints. BIRI shall promptly submit to XANODYNE all adverse drug experience information and customer complaints brought to the attention of BIRI in respect of any of the PRODUCTS, as well as any material events and matters concerning or affecting the safety or efficacy of any of the PRODUCTS. In addition, BIRI shall, at its own cost and expense, and consistent with its past practices, use commercially reasonab1e efforts to assist XANODYNE in connection with the investigation of and response to any adverse drug experience or complaint to the extent such experience or complaint relates to the MANUFACTURING SERVICES. XANODYNE shall be solely responsible for all required reporting of adverse experiences for the PRODUCTS. XANODYNE shall notify BIRI promptly of any serious and unexpected adverse events that XANODYNE reasonably believes may be related to the MANUFACTURING SERVICES.

     8.2 Recalls. The decision to initiate a recall, market withdrawal or other corrective action (collectively, a "Recall") shall be made by Xanodyne in its sole discretion. Xanodyne shall bear the cost of all Recalls of Product, and BIRI shall reimburse XANODYNE on a monthly basis for all of its reasonable direct out of pocket costs and expenses, including notification, shipping and handling charges and amounts refunded or credited to customers incurred in respect of any RECALLS relating to the PRODUCTS deemed to be necessary by XANODYNE in XANODYNE's commercially reasonable judgment, to the extent that such RECALL results from or arises out of (i) any breach of any representation, warranty or covenant contained in this AGREEMENT by BIRI or (ii) any other wrongful or negligent act or omission by BIRI in connection with the performance of its obligations hereunder. XANODYNE shall reasonably consult with BIRI and take into consideration BIRI's reasonable recommendations regarding such RECALLS; except XANODYNE shall not be required to consult with BIRI in advance to the extent exigent circumstances preclude prior consultation. In addition, XANODYNE shall use commercially reasonable efforts to mitigate the costs and expenses associated with any such RECALL.

     8.3 DEA Quotas.

     (a) BIRI shall file timely requests for renewal of DEA manufacturing, procurement and production quotas for the PRODUCTS based on the quantities ordered and forecasted by XANODYNE in accordance with this AGREEMENT.

     (b) In addition, BIRI shall, upon the reasonable request of XANODYNE, use reasonable efforts to assist XANODYNE in obtaining from the DEA manufacturing, procurement and/or production quotas for the manufacture of the PRODUCTS by or on behalf of XANODYNE during the [**] month period following the termination of this AGREEMENT.

     8.4 FDA Filing for GRANDFATHERED PRODUCTS. XANODYNE must [**]. On a product by product basis XANDOYNE will [**], or at Xanodyne's option [**]. If FDA requires [**], then [**]. [**].

     8.5 Product / Production Changes and Optimizations. BIRI shall, upon reasonable request, provide XANODYNE with cost estimates for any new product, process, product optimization or changes, including but not limited to shelf-life extension, production equipment modification, current product changes or new product launches or development that are desired by XANODYNE or required by BIRI, FDA or any other government or regulatory agency. BIRI will not undertake any requested production changes or product optimizations without either a Purchase Order or a signed Statement of Work from XANODYNE.

SECTION 9. CONFIDENTIALITY

     9.1 Confidentiality. Each PARTY acknowledges that it may receive CONFIDENTIAL INFORMATION of the other PARTY in the performance of this AGREEMENT. Each PARTY shall use commercially reasonable efforts to safeguard and to hold such CONFIDENTIAL INFORMATION received by it from the other PARTY in confidence, and shall limit disclosure of the furnishing PARTY's CONFIDENTIAL INFORMATION to those employees and consultants of the receiving PARTY and its AFFILIATES who are bound by a written obligation of confidentiality to the receiving PARTY that is consistent the terms of this section 9. Each PARTY shall not, directly or indirectly, disclose, publish or use for the benefit of any third party or itself, except in carrying out its duties hereunder, any CONFIDENTIAL INFORMATION of the other PARTY, without first having obtained the furnishing PARTY's written consent to such disclosure or use.

     9.2 Definition of "Confidential Information". For the purposes of this
Section 9, "CONFIDENTIAL INFORMATION" means the terms of this Agreement and any information, technical data or know-how relating to the disclosing party's ideas, products, technology, customers, markets, developments, inventions, clinical data, efficacy and safety data, adverse event information, formulas, methods and processes, specifications, pricing information (including discounts, rebates and other price adjustments) and other terms and conditions of sales, customer information, business plans, and all other intellectual property disclosed to the receiving PARTY by the disclosing PARTY, whether patentable or not, whether communicated orally, or in writing, in graphic or electromagnetic form or otherwise. This restriction shall not apply to any information within the following categories:

          (a) information that is independently developed by employees, agents, or independent contractors of the receiving PARTY or its AFFILIATES without reference to or reliance upon the information furnished by the disclosing PARTY, as evidenced by written records or other competent proof;

          (b) information disclosed to the receiving PARTY or its AFFILIATES by a third party that has a right to make such disclosure; or

          (c) any other information that becomes part of the public domain through no fault or negligence of the receiving PARTY.

     9.3 Permitted Disclosures. The receiving PARTY shall also be entitled to disclose the other PARTY's CONFIDENTIAL INFORMATION that is required to be disclosed in compliance with applicable laws or regulations or by order of any governmental body or a court of competent jurisdiction provided, that the PARTY required to disclose such information shall use commercially reasonable efforts to obtain confidential treatment of such information by the agency or court or other disclosee, and shall provide the other PARTY with a copy of the proposed disclosure in sufficient time to allow reasonable opportunity to comment thereon.

     9.4 Survival. The obligations of each PARTY under this Section 9 shall remain in full force and effect for ten (10) years following termination or expiration of this Agreement.

SECTION 10. TERM/TERMINATION

     10.1 Term. This AGREEMENT shall commence on the EFFECTIVE DATE and continue for a period not to exceed two (2) years from the EFFECTIVE DATE.

     10.2 Termination.

          (a) This AGREEMENT may be terminated by XANODYNE with respect to any PRODUCTS at any time without cause upon the giving of BIRI at least nine (9) months prior written notice.

          (b) Either PARTY may terminate this AGREEMENT for material breach or default if such material breach or default is not cured within sixty (60) days after the giving of written notice by the other PARTY specifying such breach or default, or, in the case of any default of any payment obligation, such default is not cured within fifteen (15) days after the receipt of written notice by the other PARTY specifying such payment default. Waiver by either PARTY of a single default or a succession of defaults shall not deprive such PARTY of any right to terminate this AGREEMENT arising by reason of subsequent default.

          (c) If either XANODYNE or BIRI shall commence as debtor to any proceedings under any bankruptcy, insolvency, reorganization, readjustment of debt, dissolution or liquidation law or statute of the federal government or any state government or any subdivision of either now or hereafter in effect; or if any such proceedings shall be commenced against either PARTY, or any trustee or receiver in respect of either PARTY shall be appointed in any such proceedings, and any such PARTY shall by any act or failure to act indicate approval of, or consent to or acquiescence in such proceedings or in the appointment of any such trustee or receiver, or if any such proceedings brought against either PARTY shall be approved by any court or shall remain undismissed for sixty (60) days; or if any warrant of attachment shall be issued against all, or substantially all, of the assets of either PARTY and shall not be released within sixty (60) days after its levy, then, in any such case, such other PARTY not involved in such proceedings, other than a creditor, shall have the option to terminate this AGREEMENT by written notice and upon the giving of such notice this Agreement shall immediately terminate.

     10.3 Procedures Upon Termination.

          (a) Purchase of RAW MATERIALS On-Hand. In the event this AGREEMENT is terminated pursuant to Section 10.2, BIRI shall invoice to XANODYNE, and XANODYNE shall pay, an amount equal to the cost of all RAW MATERIALS, in BIRI's possession or in transit to BIRI as of such date of expiration or termination, provided that BIRI demonstrates that such RAW MATERIALS (i) were purchased in reasonable quantities in reliance on XANODYNE's most recently submitted forecast pursuant to Section 5.4 and (ii) are in compliance with all relevant Specifications and otherwise fit for commercial use; provided, however, that BIRI agrees to offset the amount due from XANODYNE pursuant to this Section 10.3 by the Acquisition Cost of any Raw Materials which BIRI may use for production of other products during the six months immediately following the date of such termination. BIRI shall return, transfer or dispose of Active Ingredient(s) as reasonably requested by XANODYNE. All reasonable expenses related to return transfer or disposal of RAW MATERIALS shall be paid by XANODYNE.

          (b) Purchase of PRODUCT. Upon the expiration or termination of this AGREEMENT by either PARTY, for any reason other than BIRI's breach, XANODYNE shall purchase from BIRI all remaining PRODUCTS manufactured in accordance with
Article 3 and 5 of this Agreement, at the prices then in effect.

          (c) Accrued Obligations: Survival. Termination of this AGREEMENT for any reason shall not relieve the PARTIES of any obligation accruing prior thereto and shall be without prejudice to the rights and remedies of either PARTY with respect to any antecedent breach of the provisions of this AGREEMENT. Without limiting the generality of the foregoing, no termination of this Agreement shall serve to terminate the obligations of the PARTIES hereto under Sections 1, 8.1, 8.2, 8.3(b), 9, 10.3, 11, 12 and 14, and such Sections shall survive the termination or expiration of this AGREEMENT.

          (d) Return of Confidential Information and Materials. On the termination or expiration of this AGREEMENT, for any reason, XANODYNE and BIRI each shall return to the other all CONFIDENTIAL INFORMATION which it or its AFFILIATES or any of its or their respective designees, officers, directors or employees possess or control that belongs to the other, except that each may retain a copy solely for record-keeping purposes.

     10.4 Transfer of MANUFACTURING TECHNOLOGIES and Transition of MANUFACTURING SERVICES. During the term of this Agreement (upon XANODYNE's request) and following the expiration or termination of this AGREEMENT, BIRI shall provide reasonable assistance to XANODYNE, as mutually agreed upon, at XANODYNE'S expense, in transferring to XANODYNE the MANUFACTURING TECHNOLOGIES and other records and materials relating to the MANUFACTURING SERVICES in BIRI's possession and transitioning the MANUFACTURING SERVICES to XANODYNE.

SECTION 11. REPRESENTATIONS AND WARRANTIES

     11.1 Representations of BIRI. BIRI represents and warrants to XANODYNE as follows:

          (a) BIRI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. BIRI has the requisite corporate power and authority to own, operate and lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted and is duly licensed or qualified as a foreign corporation in each domestic or foreign jurisdiction in which the nature of the business conducted by it or the character or the location of the properties owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a MATERIAL ADVERSE EFFECT.

          (b) The execution, delivery and performance by BIRI of this AGREEMENT and the consummation of the transactions contemplated hereby are within BIRI's corporate powers and have been duly authorized by all necessary corporate action on the part of BIRI. This AGREEMENT is a legal, valid and binding obligation of BIRI, enforceable against BIRI in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, or similar laws from time to time in effect which affect the enforcement creditors' rights generally and by legal and equitable limitations on the availability of specific performance and other equitable remedies against BIRI.

          (c) The execution, delivery and performance by BIRI of this AGREEMENT do not and will not (i) contravene or conflict with the Certificate of Incorporation or Bylaws of BIRI, (ii) contravene or conflict with or constitute a violation of any applicable federal or state law, rule or other regulation,
(iii) contravene or conflict with or constitute a violation of any writ, judgment, decree, injunction or similar order of any GOVERNMENTAL AGENCY binding upon BIRI, or (iv) contravene or conflict with or constitute a breach or default under any contract or agreement binding upon BIRI. The execution, delivery and performance by BIRI of this AGREEMENT and the consummation by BIRI of the transactions contemplated hereby and thereby will not require any notice to, declarations or filing with, or the consent, waiver, approval, or authorization of, any GOVERNMENTAL AGENCY or other PERSON.

          (d) EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT OR ANY OF THE TRANSACTION DOCUMENTS, (i) BIRI MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND WHATEVER OR AS BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND (ii) BIRI SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED OR STATUTORY WARRANTIES, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, OR PROFITABILITY.

     11.2 Representations of XANODYNE. XANODYNE represents and warrants to BIRI as follows:

          (a) XANODYNE is a private company duly organized. XANODYNE has the requisite corporate power and authority to own, operate and lease the properties that it purports to own, operate or lease and to carryon its business as it is now being conducted and is duly licensed or qualified as a foreign corporation in each domestic or foreign jurisdiction in which the nature of the business conducted by it or the character or the location of the properties owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a MATERIAL ADVERSE EFFECT.

          (b) The execution, delivery and performance by XANODYNE of this AGREEMENT and the consummation of the transactions contemplated hereby are within XANODYNE's corporate powers and have been duly authorized by all necessary corporate action on the part of XANODYNE. This AGREEMENT is a legal, valid and binding obligation of XANODYNE, enforceable against XANODYNE in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, or similar laws from time to time in effect which affect the enforcement creditors' rights generally and by legal and equitable limitations on the availability of specific performance and other equitable remedies against XANODYNE.

          (c) The execution, delivery and performance by XANODYNE of this AGREEMENT do not and will not (i) contravene or conflict with the applicable organization documents of XANODYNE, (ii) contravene or conflict with or constitute a violation of any applicable federal or state law, rule or other regulation, (iii) contravene or conflict with or constitute a violation of any writ, judgment, decree, injunction or similar order of any GOVERNMENTAL AGENCY binding upon XANODYNE, or (iv) contravene or conflict with or constitute a breach or default under any contract or agreement binding upon XANODYNE. The execution, delivery and performance by XANODYNE of this AGREEMENT and the consummation by XANODYNE of the transactions contemplated hereby and thereby will not require any notice to, declarations or filing with, or the consent, waiver, approval, or authorization of, any GOVERNMENTAL AGENCY or other PERSON.

          (d) EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT OR ANY OF THE TRANSACTION DOCUMENTS, XANODYNE MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND WHATEVER OR AS BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND XANODYNE SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED OR STATUTORY WARRANTIES, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF MERCHANT ABILITY OR WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE.

     11.3 Debarment. BIRI and XANODYNE represent and warrant to each other that it is not debarred and has not and will not knowingly use in any capacity the services of any person debarred under subsections 306 (a) or (b) of the Generic Drug Enforcement Act of 1992. If at any time this representation and warranty is no longer accurate, BIRI or XANODYNE, as the case may be, shall immediately notify the other of such fact.

SECTION 12. INDEMNITY: INSURANCE: LIMITATIONS ON LIABILITY

     12.1 Indemnification by XANODYNE. XANODYNE shall defend, indemnify and hold harmless BIRI and each of its AFFILIATES and their respective directors, officers, employees and agents from and against any and all claims, demands, suits or proceedings for damages, costs (including reasonable attorney's fees), expenses and loss (collectively, "LOSS") incurred by BIRI to the extent arising out of or resulting from (a) any breach of any representation, warranty or covenant contained in this AGREEMENT by XANODYNE; or (b) any other wrongful or negligent act or omission by XANODYNE in connection with the performance of its obligations hereunder.

     12.2 Indemnification by BIRI. BIRI shall defend, indemnify and hold harmless XANODYNE and each of its AFFILIATES and their respective directors, officers, employees and agents from and against any and all LOSS incurred by XANODYNE to the extent arising out of or resulting from (a) any breach of any representation, warranty or covenant contained in this AGREEMENT by BIRI (or its permitted subcontractors), or (b) any other wrongful or negligent act or omission by BIRI (or its permitted subcontractors) in connection with the performance of its obligations hereunder; PROVIDED, HOWEVER, THAT THE MAXIMUM LIABILITY OF BIRI

PURSUANT TO THIS AGREEMENT SHALL NOT EXCEED TWENTY MILLION U.S. DOLLARS ($20,000,000).

     12.3 Indemnification Procedures.

          (a) In the event of any claim under Sections 12.1 or 12.2 hereof, the PARTY claiming the right to indemnity (the "CLAIMANT") shall promptly notify the indemnifying PARTY (the "INDEMNITOR") in writing of such claim. The notice shall describe such claim in reasonable detail.

          (b) INDEMNITOR shall have twenty (20) days after receipt of such notice to decide whether it will undertake, conduct and control, through counsel of its own choosing and at its own expense, the settlement or defense of the tendered claim; provided, however, that CLAIMANT shall have the right to consent to such counsel, which consent shall not be unreasonably conditioned, withheld or delayed. Notwithstanding anything in this AGREEMENT, CLAIMANT shall have the right to employ its own counsel at its own expense if CLAIMANT deems such action necessary or advisable to fully protect its interests.

          (c) INDEMNITOR shall not settle or compromise any action, or consent to the entry of any judgment in any tendered claim, without the written consent of CLAIMANT, which shall not be unreasonably conditioned, withheld or delayed. INDEMNITOR's obligation to defend and indemnify CLAIMANT shall survive any settlement, compromise or judgment that does not include as an unconditional term thereof the delivery by the underlying claimant or plaintiff to CLAIMANT of a duly executed written release of CLAIMANT from all liability in respect to such action, which release shall be reasonably satisfactory in form and substance to CLAIMANT's counsel.

          (d) In the event INDEMNITOR does not notify CLAIMANT in writing within twenty (20) days after receipt of notice of the tendered claim it elects to undertake its defense, CLAIMANT shall have the right to contest, settle or compromise such claim, but shall not thereby waive any right to indemnity from INDEMNITOR for such claim.

          (e) CLAIMANT and INDEMNITOR shall cooperate fully in the defense of any claim for which indemnity is sought pursuant to this AGREEMENT, including providing each other with reasonable access to their employees during regular business hours (including as witnesses) and other reasonably necessary information. CLAIMANT shall be reimbursed for any out-of-pocket expenses resulting from such cooperation.

     12.4 Insurance.

          (a) Both PARTIES shall procure and maintain at their own expense and for their own benefit, product liability coverage with respect to the Products of no less the $[**] per occurrence and in the aggregate. The scope of the U.S. Products Liability coverage is to be similar to standard ISO Forms (e.g. ISO Forms CG 0001 01 96 or CG 00 02 01 96). If the insurance to be provided is in the form of ISO Form CG 00 02 01 96, the policy shall contain an extended reporting period of at least two (2) years; any retroactive date under said policy shall be no later than the EFFECTIVE DATE of the AGREEMENT. In either case, the insurance required herein shall be maintained for a period of not less than five (5) years after the expiration of this AGREEMENT. Furthermore, both

PARTIES agree to give due notice to the other during the period stated of any such material change that may affect the continuation of such coverage.

          (b) Upon request, no more often than on an annual basis, both PARTIES shall furnish the other with a certificate(s) from the insurance carrier(s) (having a minimum AM Best rating of A-) showing the coverage's set forth above. The insurance will contain an ordinary deductible and may be cancelled or altered only after thirty (30) days written notice is given to the other PARTY.

     12.5 LIMITATION ON LIABILITY. NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOSS OF REVENUE OR ANTICIPATED PROFITS OR LOST BUSINESS (COLLECTIVELY, "DISCLAIMED DAMAGES") (EVEN IF THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES), ARLSING FROM BREACH OF THIS AGREEMENT, OR ARISING FROM ANY OTHER PROVISION OF THIS AGREEMENT; PROVIDED, THAT, EACH PARTY WILL REMAIN LIABLE TO THE OTHER PARTY TO THE EXTENT ANY DISCLAIMED DAMAGES ARE CLAIMED BY A THIRD PARTY AND ARE SUBJECT TO INDEMNIFICATION PURSUANT TO SECTION 12.1 OR 12.2

SECTION 13. ENVIRONMENTAL MATTERS

     13.1 BIRI is and will remain in compliance with all ENVIRONMENTAL LAWS applicable to the performance of the MANUFACTURING SERVICES, except where any failure to do so would not be reasonably likely to have a MATERIAL ADVERSE EFFECT.

     13.2 BIRI will promptly notify XANODYNE of any pending or overtly threatened ENVIRONMENTAL CLAIM, which ENVIRONMENTAL CLAIM could have a MATERIAL ADVERSE EFFECT.

SECTION 14. GENERAL TERMS

     14.1 Governing Law. This AGREEMENT shall be governed and construed in accordance with the laws of the State of Ohio excluding any choice of law rules which may direct the application of the law of another state.

     14.2 Public Announcements. Neither BIRI nor XANODYNE (nor any of their respective AFFILIATES) shall issue any press release or make any public announcement with respect to this AGREEMENT and the transactions contemplated hereby without obtaining the prior written consent of the other PARTY, except as may be required by applicable law upon the advice of counsel and only if the disclosing PARTY provides the non-disclosing PARTY with a reasonable opportunity to first review the release or other public announcement.

     14.3 Force Majeure. No liability shall result from any delay in performance, or failure to perform, in whole or in part, if and to the extent caused by occurrences beyond the reasonable control of the PARTY affected (a "FORCE MAJEURE EVENT"), including, but not 1imited to, acts of God, fire, flood, accident, riot, war, terrorism, sabotage, strike, labor trouble or shortage or embargo. The PARTY suffering such occurrence shall promptly notify the other P ARTY as soon as practicable of such inability and the period for which such inability is expected to continue, and any time for performance hereunder shall be extended by the actual time of delay caused by the occurrence; provided, that the PARTY suffering such occurrence uses reasonable efforts to mitigate. If any such circumstances affect only a part of BIRI's capacity to perform, BIRI shall have the right to allocate production and deliveries on a pro-rata basis among all of its third party customers (excluding any internal or affiliated divisions, departments and companies) based on their previous purchases made during the shorter of (a) the twelve (12) month period immediately preceding such FORCE MAJEURE EVENT and (b) the period commencing on the EFFECTIVE DATE and ending on the date of such FORCE MAJEURE EVENT. Quantities affected by this Section may, at the option of either PARTY, be eliminated from the AGREEMENT without liability, but the AGREEMENT shall remain otherwise unaffected.

     14.4 Waiver. No delay on the part of BIRI or XANODYNE in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of either BIRI or XANODYNE of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. Any provision of this AGREEMENT may be waived if, and only if, such waiver is in writing and signed by the PARTY against whom the waiver is to be effective.

     14.5 Captions. All section titles or captions contained in this AGREEMENT and in any Attachment annexed hereto are for convenience only, shall not be deemed a part of this AGREEMENT and shall not affect the meaning or interpretation of this AGREEMENT.

     14.6 Independent Contractors. The PARTIES are and will remain at all times independent contractors, and no agency, partnership, joint venture or employment relationship exists between them.

     14.7 Limitations on Assignment. This AGREEMENT may not be assigned by either of the PARTIES without the prior written consent of the other, which consent shall not be unreasonably withheld, except that XANODYNE may assign its rights and obligations hereunder (or any part thereof), without BIRI's consent, to any AFFILIATE of XANODYNE, provided that any of the obligations assigned to such AFFILIATE that are covered by the XANODYNE Parent Guaranty.

     14.8 Severability. If any provision of this AGREEMENT is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any PARTY hereto under this AGREEMENT will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this AGREEMENT will be construed and enforced as if such illegal, invalid or unenforceable provision had never compromised a part hereof, (c) the remaining provisions of this AGREEMENT will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this AGREEMENT a legal, valid and enforceable provision as similar to terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the PARTIES herein.

     14.9 Construction. As used in this AGREEMENT, the masculine shall include the feminine and neuter, the singular shall include the plural and the plural shall include the singular, as the context may require. This AGREEMENT shall be deemed to have been drafted by both BIRI and XANODYNE and shall not be construed against either PARTY as the draftsperson hereof.

     14.10 Counterparts. This AGREEMENT may be executed in any number of counterparts, each of which shall be deemed an original but all or which together shall constitute a single instrument.

     14.11 Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand, prepaid telex, cable, telegram or facsimile and confirmed in writing, or mailed first class, postage prepaid, by registered or certified mail, return receipt requested (mailed notices and notices sent by telex, cable or telegram shall be deemed to have been given on the date received) as follows:

          IF TO BIRI, AS FOLLOWS:

               BI Roxane, Inc.
               1801 Wilson Road
               PO Box 16532
               Columbus, OH 43216-6532
               Attn: President
               Fax: (614) 274-7045

          with a copy to:

               BI Roxane, Inc.
               1801 Wilson Road
               PO Box 16532
               Columbus, OH 43216-6532
               Attn: General Counsel
               Fax: (614) 274-7045

          IF TO XANODYNE, AS FOLLOWS:

               Xanodyne Pharmaceutical, Inc.
               One Riverfront Place
               Newport, KY 41071-4563
               Attn: President
               Fax: (859) 342-2090


          with a copy to:

               Xanodyne Pharmaceutical, Inc.
               One Riverfront Place
               Newport, KY 41071-4563
               Attn: General Counsel
               Fax: (859) 371-7692
or in any case to such other address or addresses as hereafter shall be furnished as provided in this section 14.11 by any PARTY hereto to the other PARTY.

     14.12 Further Assurances. Each PARTY hereto agrees, upon the reasonable request of the other PARTY hereto, and at the expense of the requesting PARTY, to make, execute and deliver any or all documents or instruments of any kind or character, and to perform all such other actions, that may be necessary or proper and reasonable to effectuate, confirm, perform or carry out the terms and provisions of this AGREEMENT.

     14.13 Entire Agreement. This AGREEMENT and the TRANSACTION DOCUMENTS constitute the entire agreement between the PARTIES with respect to the subject matter hereof and supersedes all prior agreements, understanding and negotiations, both written and oral, between the PARTIES with respect to the subject matter of this AGREEMENT and the TRANSACTION DOCUMENTS.

          IN WITNESS WHEREOF, the PARTIES have executed this AGREEMENT on the day and year first above written.

XANODYNE PHARMACEUTICALS, INC.          BOEHRINGER INGELHEIM ROXANE, INC.


By:                                     By:
    ---------------------------------       ------------------------------------
Name:                                   Name:
      -------------------------------         ----------------------------------
Its:                                    Its:
     --------------------------------        -----------------------------------

                                  ATTACHMENT A

                                                                                                      APPROXIMATE
Xanodyne Item #   Product                                                        TABLET BATCH SIZE   TABLET YIELD
---------------   -------                                                        -----------------   ------------
  106647954010    Oramorph SR Tablets 15mg - Bottle of 100                              [**]             [**]
  106647954025    Oramorph SR Tablets, 15mg - 4X25RN/ Box of 100                        [**]             [**]

  106647954110    Oramorph SR Tablets, 30mg - Bottle of 100                             [**]             [**]
  106647954125    Oramorph SR Tablets, 30mg - 4X25RN/ Box of 100                        [**]             [**]

  106647954210    Oramorph SR Tablets, 60mg - Bottle of 100                             [**]             [**]
  106647954225    Oramorph SR Tablets, 60mg - 1X25RN/ Box of 100                        [**]             [**]

  106647954310    Oramorph SR Tablets, 100mg - Bottle of 100                            [**]             [**]
  106647954325    Oramorph SR Tablets, 100mg - 1X25RN/ Box of 100                       [**]             [**]

  106647958010    Roxicodone Tablets 5mg - Bottle of 100***                             [**]             [**]
  106647958025    Roxicodone Tablets 5mg - 4X25RN/ Box of 100***                        [**]             [**]

  106647958110    Roxicodone Tablets 15mg - Bottle of 100                               [**]             [**]
  106647958210    Roxicodone Tablets 30mg - Bottle of 100                               [**]             [**]

                                                                                                        APPROX.
Xanodyne Item #   Product                                                        BOTTLE BATCH SIZE   BOTTLE YIELD
---------------   --------                                                       -----------------   ------------
  106647958350    Roxicodone Oral Solution, 5mg/ 5mL - 500mL Bottle ***                 [**]             [**]
  106647958305    Roxicodone Oral Solution, 5mg/ 5mL - 40X 5mL Cup ***                  [**]             [**]

  106647958403    Roxicodone Intensol Oral Solution, 20mg/mL - 30mL Bottle ***          [**]             [**]

***  Denotes Grandfathered Products as defined in the AGREEMENT

                                  ATTACHMENT B

Bulk Item #   Xanodyne Item #   Product                                                    UNIT COST
-----------   ---------------   --------                                                   ---------
  2479000       106647954010    Oramorph SR Tablets, 15mg - Bottle of 100                     [**]
  2479000       106647954025    Oramorph SR Tablets, 15mg - 4X25RN/ Box of 100                [**]

  2479100       106647954110    Oramorph SR Tablets, 30mg - Bottle of 100                     [**]
  2479100       106647954125    Oramorph SR Tablets, 30mg - 4X25RN/ Box of 100                [**]

  2479200       106647954210    Oramorph SR Tablets, 60mg - Bottle of 100                     [**]
  2479200       106647954225    Oramorph SR Tablets, 60mg - 1X25RN/ Box of 100                [**]

  2479300       106647954310    Oramorph SR Tablets, 100mg - Bottle of 100                    [**]
  2479300       106647954325    Oramorph SR Tablets, 100mg - 1X25RN/ Box of 100               [**]

  2368200       106647958350    Roxicodone Oral Solution, 5mg/ 5mL - 500mL Bottle             [**]
  2368200       106647958305    Roxicodone Oral Solution, 5mg/ 5mL - 40X 5mL Cup              [**]

  2368300       106647958403    Roxicodone Intensol Oral Solution, 20mg/mL - 30mL Bottle      [**]

  2465700       106647958010    Roxicodone Tablets 5mg - Bottle of 100                        [**]
  2465700       106647958025    Roxicodone Tablets 5mg - 4X 25RN/ Box of 100                  [**]

  5465800       106647958110    Roxicodone Tablets 15mg - Bottle of 100                       [**]
  2466500       106647958210    Roxicodone Tablets 30mg - Bottle of 100                       [**]

                                  ATTACHMENT C

                              TECHNICAL AGREEEMENT

                                QUALITY AGREEMENT

                                     BETWEEN

                          XANODYNE PHARMACEUTICALS INC.

                                       AND

                        BOEHRINGER INGELHEIM ROXANE INC.

                                QUALITY AGREEMENT

                                REVISION HISTORY:

                      Effective
REVISION #               Date                 Summary of Changes
----------            ---------               ------------------
    1                 12.31.2007               INITIAL DOCUMENT.

                                QUALITY AGREEMENT

CONTENTS

1.    PARTIES
2.    QUALITY AGREEMENT
3.    ADMINISTRATIVE INFORMATION
4.    PRODUCTS
5.    DURATION OF AGREEMENT
6.    CONFIDENTIALITY
7.    MANUFACTURE
      7.1   Premises
      7.2   Product Specification and Master Production Records
      7.3   GMP Guidelines
      7.4   Master Production Record Approval
      7.5   Production
      7.6   Methodology
      7.7   Standard Operating Procedure
      7.8   Dates of Manufacture and Expiration
      7.9   Manufacturing and Equipment Data
8.    QUALITY ASSURANCE
      8.1   Laboratory Control of Materials
      8.2   In-Process and Finished Product Testing
      8.3   Release Procedures
      8.4   Documentation
      8.5   Sampling
      8.6   Stability
      8.7   Deviations and Investigations
      8.8   Rejection of Product
      8.9   Regulatory Inspection
      8.10  Regulatory Actions at Xanodyne
      8.11  Right to Audit
      8.12  Product Complaints, Recall
9.    CHANGE MANAGEMENT
10.   PRODUCT PROCESS VALIDATION
      10.1  Process
      10.2  Cleaning Validation
      10.3  Equipment, Computer, Facility, and Utilities Qualification
      10.4  Laboratory Qualifications
11.   ANNUAL PRODUCT REVIEW, DRUG LISTING, AND ANNUAL REPORTS
      11.1  Annual Product Review
      11.2  Drug Listing
      11.3  Annual Reports
12.   STORAGE

      APPROVAL OF QUALITY AGREEMENT

      ATTACHMENT I
      ATTACHMENT II
      ATTACHMENT III

1     PARTIES

      This Quality Agreement is effective as of January 1, 2008 by and between Xanodyne Pharmaceuticals, Inc., a Delaware Corporation having corporate offices at One Riverfront Place, Newport, Kentucky 41071-4563 (hereinafter referred to as "Xanodyne") and Boehringer Ingelheim Roxane, Inc. 1809 Wilson Road, Columbus, Ohio 43228 (herein after referred to as "BIRI").

2     QUALITY AGREEMENT

      2.1 This Agreement supplements and is hereby incorporated by reference into, that certain Manufacturing Agreement between the Parties dated January 1, 2008 the "Manufacturing Agreement" for each of the Products to which this Agreement relates.

      2.2 This agreement defines certain roles and responsibilities of BIRI for services or materials supplied to Xanodyne or Affiliates, for commercial distribution or clinical trial use to ensure compliance with applicable cGMPs. This Agreement is supplemental to and constitutes a part of the Manufacturing Agreement. The provisions of this Agreement are intended to be supplemental to and not in derogation from the terms of the Manufacturing Agreement and provisions contained herein shall be treated as supplemental to the Manufacturing Agreement and in particular but without limitation in relation to the application, compliance, verification and implementation of cGMP. To the extent any terms set forth in this Agreement conflict with the terms of the Manufacturing Agreement, the terms of the Manufacturing Agreement shall control. Defined terms used in this Agreement shall have the meaning set forth in Appendix I or as otherwise defined herein.

3     ADMINISTRATIVE INFORMATION

      Contact names will be provided from both sites for key functional areas. Contact names are provided in Attachment II and may be updated as needed upon written notice of a Party.

4     PRODUCTS

      A Product list is provided in Attachment I.

5     DURATION OF AGREEMENT

      This Agreement shall commence on execution by both Parties and subject to the following provisions of this clause shall expire or terminate on the expiry or termination of that Manufacturing Agreement. Any section of this Agreement which has a predefined retention, survival or maintenance period, for example raw data storage, product complaints and sample retention, shall survive the termination of this Agreement for the period defined in the appropriate section. This Agreement cannot be modified except with the written approval of both Parties. Specifications and Master Batch Records may be modified with written authorization from designated Quality representatives of both companies.

6     CONFIDENTIALITY

      Confidential Information shall be governed by the terms of the applicable Manufacturing Agreement.

7     MANUFACTURE

      7.1   Premises

            BIRI will manufacture the Products at the facility and will not use or transfer at a later date any of the Manufacturing operations for the Product(s) to Third Parties or other sites without the prior written agreement of Xanodyne Corporate Quality Assurance.

      7.2   Product Specification and Master Production Records

            7.2.1 BIRI will Manufacture the Product(s) in accordance with the most recent approved version of the Specifications and Master Batch Record (formula, in-process and release specifications, methods, shelf life, and regulatory requirements) as supplied or approved by Xanodyne.

            7.2.2 BIRI will select approved suppliers using quality and purchasing evaluations. Xanodyne Corporate Quality Assurance must approve suppliers. Any change from approved suppliers must follow the change management guidelines set by this quality agreement.

                   7.2.2.1  Raw Material Specification

                            BIRI will test Raw Materials to the full
                            Specification unless a supplier Certificate of Analysis ("COA") is available from an approved supplier, in which case, reduced testing may be employed. However, full testing should be performed on [**] per year minimum.

                   7.2.2.2  Label Component Specifications

                            BIRI will use only labels and labeling approved in compliance with standards and Specifications.

                   7.2.2.3  Packaging Component Specifications

                            BIRI will obtain from approved suppliers as defined in the appropriate Regulatory documentation and test-packaging components to the full Specification unless a supplier COA is available from an approved supplier, in which case reduced testing may be employed. Packaging Specifications must be provided or approved by Xanodyne Corporate Quality Assurance.

      7.3   GMP Guidelines

            Any applicable product license or pharmacopoeia requirements applicable to the Manufacture of Product(s) shall be complied with in addition to cGMP and Specifications.

      7.4   Master Production Record Approval

            BIRI may transcribe the information (i.e. formulation, filling work order, packaging work order) into its own format and must obtain written approval from Xanodyne Corporate Quality Assurance for changes to a master document version before Manufacturing.

      7.5   Production

            The Products will be manufactured in accordance with the manufacturing and packaging procedures set forth in the Specifications and Master Batch Records and additional internal BIRI site procedures.

      7.6   Methodology

            BIRI will test using the approved methodology listed in the current Specification.

      7.7   Standard Operating Procedures

            BIRI is responsible for maintaining any Standard Operating Procedures (SOPs) required to make the Product in accordance with cGMPs and as described in the NDA or compendial documentation as well as any other regulatory requirements.

      7.8   Dates of Manufacture and Expiration

            7.8.1  Date of Manufacture

                   BIRI will determine the date of manufacture based upon the current applicable BIRI SOP.

            7.8.2  Expiration Date

                   BIRI will calculate expiration dates for Batches to be manufactured based upon expiration dating standards determined by approved Stability data.

      7.9   Manufacturing and Equipment Data

            BIRI is responsible for safe keeping and retention of records of machine usage (previous product produced in non-dedicated machinery), cleaning, any maintenance/calibration performed, Raw Material batch numbers and certification, in-process results and parameters, test results and shall perform all functions in accordance with legal and regulatory requirements and all Applicable Laws.

8     QUALITY ASSURANCE AND CONTROL

      8.1   Laboratory Control of Materials

            8.1.1 Any Specifications, standards, sampling plans, test procedures, and other laboratory control mechanisms, including changes to documents listed, should be drafted by BIRI and reviewed and approved by Xanodyne Corporate Quality Assurance. This applies to changes which are deemed critical by BIRI and Xanodyne. Compendial changes do not apply.

            8.1.2 BIRI is responsible for investigating any laboratory out of specification (OOS) results as per BIRI procedures. Each OOS investigation must be reviewed and approved by BIRI Quality and must evaluate if the failure has jeopardized the safety, efficacy or quality of the Product. Xanodyne Corporate Quality Assurance must be notified within [**] working days of a confirmed OOS value and BIRI must forward the completed package to Xanodyne Corporate Quality Assurance upon conclusion of the investigation. The investigation process should be completed in a timely manner with a target of [**] days.

            8.1.3 Any reference standards that are supplied by Xanodyne or Xanodyne's Affiliates must be accompanied by a COA listing the expiration date and any correction factors that need to be applied.

      8.2   In-Process and Finished Product Testing

            8.2.1  Raw Materials and packaging components

                   8.2.1.1 BIRI will ensure that all materials used are in compliance with the compendial and/or approved Methods and Specifications.

                   8.2.1.2 BIRI will perform all in-process and finished Product testing using the Specifications, finished Product attribute Acceptable Quality Level ("AQL"), and Methods of analysis approved by Xanodyne's Corporate Quality Assurance and other applicable licenses.

8.3   Release Procedures

      8.3.1 Product

            BIRI is responsible for ensuring that the Product has been made according to cGMPs, as well as the Specifications and procedures documented in the Master Batch Record.

      8.3.2 Certificate of Compliance/Analysis

            BIRI Quality will provide a Certificate of Compliance and Certificate of Analysis confirming that the Product has been manufactured, packaged and tested in accordance with cGMP and Applicable Laws and meets the requirements of the Master Batch Record and Specifications including a statement that any deviations identified during the manufacturing process have been satisfactorily closed. Examples of these documents are included in Appendix III.

      8.3.3 Xanodyne Receipts

            Release of Products to the market or for use in clinical studies will be undertaken by Xanodyne Corporate Quality Assurance based on Xanodyne's internal procedures and the documentation provided by BIRI.

      8.4   Documentation

            8.4.1  Requests for Full Documentation

                   BIRI will supply Xanodyne or its Affiliates with any completed Manufacturing, packaging, testing, or stability data within [**] working days of request.

            8.4.2 BIRI will retain, at minimum, batch production records, quality control testing records, all records of shipments of the Product from BIRI, and other documentation relating to the Product for the time periods required by Applicable Laws with respect to the Product plus [**]. BIRI shall make such records and data available for review by Xanodyne at BIRI Plant upon at least [**] days' prior written notice from Xanodyne.

      8.5   Retain Sampling

            8.5.1  Retain Samples - Raw Materials

                   BIRI will retain samples of active ingredient for at least [**] [**] beyond the expiry period of the Products in which used. The amount of sample retained will be [**] the quantity required to carry out all of the tests required to determine if the material meets its Specifications.

            8.5.2  Retain Samples - Products

                   BIRI will retain samples of the Products for at least [**] [**] beyond the expiry period. The amount of sample retained will be [**] the quantity required to carry out all of the tests required to determine if the material meets its Specifications.

      8.6   Stability

            8.6.1  Routine/Commercial Stability Program

                   8.6.1.1  BIRI is responsible for routine stability testing.

                   8.6.1.2 BIRI will be responsible for performing non routine stability testing required to support the Products. Xanodyne will establish the protocols and BIRI will develop, execute and write reports for the protocol when requested by Xanodyne.

            8.6.2  Stability Failures

                   Any confirmed Out of Specification result which arises as a result of or during any of the stability programs will be communicated in writing within [**]to Xanodyne Corporate Quality Assurance.

      8.7   Deviations and Investigations

            8.7.1  Deviations

                   Any deviation from the process during Manufacture must be investigated and documented in the batch records, justified and approved by BIRI's Quality Assurance and be included in the documentation package.

            8.7.2  Failure Investigations and Out Of Specification (OOS) Results

                   BIRI is responsible for investigating any test result or in-process test that fails to meet Specification per internal procedures. Each investigation will be reviewed and approved by BIRI Quality Assurance. The investigation must evaluate if the failure has impacted the safety, efficacy or quality of the Product. Xanodyne must be notified in writing within [**] working days of a confirmed OOS value and BIRI must forward the completed package to Xanodyne Corporate Quality Assurance upon conclusion of the investigation.

            8.7.3 BIRI will notify Xanodyne Corporate Quality Assurance forthwith if any problems are discovered that may impact Product Batch(s) previously shipped to Xanodyne identifying the Batches in question.

            8.7.4 Some deviations/failures may require that additional testing, stability, or validation be conducted. This work will be performed as agreed by both Parties.

      8.8   Rejection of Product

            BIRI will notify Xanodyne Corporate Quality Assurance in writing of any Batch rejected by BIRI. This communication shall be accompanied by a completed investigation with regard to the failure.

      8.9   Regulatory Inspections

            Xanodyne's Vice President or Director of Corporate Quality Assurance will be promptly notified of any inspections by a Regulatory Authority related to Xanodyne Products. BIRI will discuss with Xanodyne prior to making any commitment concerning Xanodyne Products to a Regulatory Authority.

      8.10  Regulatory Actions at Xanodyne

            Xanodyne or its Affiliates will notify BIRI of any regulatory actions on the Products that may impact BIRI. Additionally, Xanodyne will immediately forward any regulatory correspondence concerning the Manufacture of the Products to BIRI.

            8.10.1 Correspondence: Each Party shall promptly notify the other
                   Party of, and shall provide the other Party with copies of, any correspondence and other documentation received or prepared by the notifying Party in connection with any of the following events:

                   8.10.1.1 Receipt of a 483 Observation Letter or "Warning
                            Letter" from the FDA in connection with the Manufacture, packaging, testing, storage or security of the Product.

                   8.10.1.2 Any field alert, recall, market withdrawal or
                            correction of any Batch of the Product.

      8.11  Right to Audit

            Xanodyne or Xanodyne Affiliate representatives will be escorted at all times by BIRI personnel. Upon reasonable prior notice of [**] weeks, BIRI shall permit Xanodyne to audit any facilities used by BIRI in the performance of its obligations under this Quality Agreement. Within [**] of the audit, Xanodyne will provide BIRI with copy of the findings of the inspection. BIRI must respond to the findings within [**] [**] of the date of receipt. If additional time is required to complete the response, BIRI must notify Xanodyne in writing.

      8.12  Product Complaints, Recall, Adverse Events

            8.12.1 Product Complaints

                   Xanodyne Corporate Quality Assurance shall maintain complaint files with respect to the Product (s) in accordance with cGMP's. Xanodyne Corporate Quality Assurance is responsible for receiving and initially investigating any complaints and will notify BIRI of any complaint that may impact the Product quality. BIRI will investigate any Product complaints and provide a report to Xanodyne within [**] days. Xanodyne shall have responsibility for reporting all complaints relating to the Product to the FDA and any other Regulatory Authority, including, but not limited to, complaints relating to the Manufacture of the Product as well as adverse events.

            8.12.2 Product Recall

                   Xanodyne Corporate Quality Assurance is responsible for instituting a Product Recall. Xanodyne will notify BIRI of any Recall of product listed in appendix 1. BIRI and Xanodyne will discuss the Recall prior to initiation. BIRI will work with Xanodyne and Xanodyne's Affiliates to investigate cause of the Recall. BIRI will provide a rapid initial response, periodic updates of the progress of the investigation and a report upon completion. BIRI will promptly notify Xanodyne's Corporate Quality Assurance of any procedures and practices that have been implicated in a recall investigation which impact the manufacture of Xanodyne's products.

9     CHANGE MANAGEMENT

      Product specific Master Batch Records, Methods and Specifications will be approved by both Xanodyne's Corporate Quality Assurance Department and BIRI Quality Department prior to implementation. This applies to changes which are deemed critical by BIRI and Xanodyne. Compendial changes do not apply. All required regulatory approvals will be obtained prior to implementation. Variations to established production procedures may be initiated by either Party, but must be agreed to in writing by the authorized members of the Quality Assurance Departments of both Parties before implementation. The release status of the Product produced under a variation will be decided as part of the variation approval process. Quality Assurance Departments of BIRI or Xanodyne will have the right to assign a final disposition of "rejected" to the batch should they conclude that such action is appropriate.

10    PRODUCT AND PROCESS VALIDATION

      10.1  Process

            BIRI is responsible for ensuring that any validation of a manufacturing process is executed. BIRI will not use any validation protocol or issue a report unless Xanodyne technical personnel and Xanodyne Quality Assurance have first approved them. Xanodyne will approve or reject all protocols and validation reports within [**] working days of receipt.

      10.2  Cleaning Validation

            BIRI is responsible for ensuring that adequate cleaning is carried out between batches of different products to prevent contamination. BIRI is responsible for having approved cleaning procedures for Product(s)

      10.3  Equipment, Computer, Facility, and Utilities Qualification

            BIRI is responsible for the safe and efficient working of all equipment, computer, utility, and facility qualification activities associated with the Products, including maintenance.

      10.4  Laboratory Qualifications

            10.4.1 BIRI is responsible for ensuring that all laboratories are compliant with cGMPs with regard to systems and equipment qualifications.

            10.4.2 BIRI is responsible for maintaining appropriate cGMP (GLP)
                   documentation procedures in the laboratories (i.e. notebooks, logbooks, sample receipt, sample tracking, SOPs, etc).

            10.4.3 BIRI will only use appropriately qualified and/or validated methodology associated with the testing of the Products

11   ANNUAL PRODUCT REVIEW, DRUG LISTING, AND ANNUAL REPORTS

     11.1 Annual Product Review

          BIRI will perform an annual product review on the Products and will issue a report to Xanodyne no later than [**] months after the conclusion of an annual manufacturing cycle. This review will be conducted in accordance with accepted industry practice, 21CFR211.180
          (e) and any other Applicable Laws.

     11.2 Drug Listing

          BIRI is responsible for drug listing as the Manufacturer of the Product(s) while Xanodyne is responsible for drug listing as the distributor of the Product(s). Xanodyne will provide BIRI copies of all Product labeling including package insert, NDA number, name and address of NDA holder, and NDC code which includes labeler code, product code, and packaging code.

     11.3 Annual Reports, IND Updates or Other Regulatory Filings

          Xanodyne is responsible for preparing any Annual Report, IND update or other regulatory filing as required by Applicable Laws, including 21 CFR 314.7 (g)(3), 314.81 (b)(2), and/or 601.12 (d), (f)(3).

12   STORAGE

     BIRI will ensure that during storage of the Product(s) that there is no possibility of deterioration, interference, theft, Product contamination or admixture with any other materials. Xanodyne Corporate Quality Assurance will provide details of any labeling requirements and container sealing and integrity requirements.

                       APPROVAL OF THIS QUALITY AGREEMENT

           TITLE                          NAME                    SIGNATURE           DATE
-----------------------------    -----------------------    --------------------    ---------
BIRI -                           PAMELA GEELAN              /s/ PAMELA GEELAN       1/16/2008
Director, Quality Service

BIRI                             MICHAEL MCCOY              /s/ MICHAEL MCCOY       1/16/2008
Manager Quality Assurance

           TITLE                          NAME                    SIGNATURE           DATE
-----------------------------    -----------------------    --------------------    ---------
Xanodyne Pharmaceuticals Inc.    G. KEITH ARVIN             /s/ G. KEITH ARVIN      1/23/2008

Director  Quality Assurance

                                 STEPHEN A. STAMP           /s/ STEPHEN A. STAMP    01-22-08

                                 CHIEF FINANCIAL OFFICER

                                   DEFINITIONS

          1.   ANNUAL REPORT means a regulatory update to a New Drug Application
               (NDA) or Abbreviated New Drug Application (ANDA) submitted to the FDA (or other such agency). Typically minor changes to such applications are submitted pursuant to 21 CFR 314.70(d).

          2. "API" shall mean the active pharmaceutical ingredient (API), in bulk form ready to be used for Manufacture into the Product.

          3. "APR" shall mean an Annual Product Review (APR for evaluation of the quality standards for each Finished Product according to 21CFR211.180(e)

          4.   BOEHRINGER INGELHEIM ROXANE INC. will be abbreviated to BIRI.

          5. "DEVIATION" A deviation is defined as any anomalous event that may occur during the processing of a Batch that is a departure from Specifications, approved procedures or validated processes.

          6. "FINISHED PRODUCT" shall mean Product and Samples in a final labeled and packaged form suitable for distribution to the market.

          7. " "CGMP" shall mean the current Good Manufacturing Practices in accordance with:

               - (i) the regulatory requirements promulgated by the FDA under the United States' Federal Food, Drug and Cosmetic Act, as amended, Code of Federal Regulations Title 21 Section 210 et.seq; and/or

               - (ii) Other comparable regulatory standards, in each case including those procedures expressed or implied in the regulatory documents with respect to the Product provided to regulatory authorities and as applicable to the Manufacture of Product, as such regulations are in effect at the time of Manufacturing Product.

          8. "MANUFACTURE" of the Product shall mean the receipt of materials, production, packaging, labelling, quality control, quality assurance, release and storage of the Product.

          9. "MANUFACTURING AGREEMENT" shall mean the Manufacturing Agreement between BIRI and Xanodyne for the Product DATED AS OF JANUARY 1, 2008.

          10. "MASTER BATCH RECORDS" mean the approved formulation, manufacturing/packaging instructions, and controls whereby a Batch of Product is manufactured. Master Batch Records must be written per cGMPs for all clinical, registration, stability, and commercial manufacturing processes and may be issued repeatedly of the manufacture of the same Batch of Product.

          11. "METHODS" means approved analytical testing procedures for Raw Materials, intermediates and final Product.

          12. "NDA" means New Drug Application or non-US equivalent thereof applicable to or referencing of the Active Ingredient to be supplied hereunder relating to the Xanodyne formulation of the finished dose Product and any supplements to such NDA as may be filed during the term hereof.

          13.  "NDC" means National Drug Code.

          14. "OOS", shall mean out-of-specification; i.e. a result of analytical methods which is not within the specifications

          15.  "PRODUCT" see attachment I.

          16. PRODUCT COMPLAINT" shall mean any written, verbal, or electronic expression of dissatisfaction regarding Product including, but not limited to, actual or suspected product tampering, contamination, mislabeling, or wrong ingredients.

          17.  "SAMPLE" shall mean retention sample

          18. "SPECIFICATIONS" shall mean the specifications for manufacturing, testing, stability, labeling and packaging the Product.

                                   ATTACHMENT I

                                LIST OF PRODUCTS

                                    Products

Roxicodone Oral Solution 5mg per 5mL

Roxicodone Intensol 20mg per mL

Roxanol Oral Solution

Roxicodone Tablets 5mg

Roxicodone Tablets 15mg

Roxicodone Tablets 30mg

Oramorph SR Tablets 15mg

Oramorph SR Tablets 30mg

Oramorph SR Tablets 60mg

Oramorph SR Tablets 100mg

                                  ATTACHMENT II

                          PERSONNEL KEY CONTACT LISTING

        FUNCTION             INDIVIDUAL   PHONE   FAX / E-MAIL   ADDRESS
--------------------------   ----------   -----   ------------   -------
                        BOEHRINGER INGELHEIM ROXANE INC.

QUALITY RESPONSIBILITIES

QA, PRODUCT RELEASE             [**]       [**]       [**]         [**]

QA, SUPPLIER QUALITY            [**]       [**]       [**]         [**]

QA, ADVISING AND                [**]       [**]       [**]         [**]
INVESTIGATIONS

QA, CONTRACT PRODUCTS AND       [**]       [**]       [**]         [**]
COMPLAINTS

COMPLAINT SAMPLES AND           [**]       [**]       [**]         [**]
INVESTIGATION

REGULATORY COMPLIANCE RESPONSIBILITIES

REGULATORY COMPLIANCE           [**]       [**]       [**]         [**]

PRODUCTION TECHNOLOGY RESPONSIBILITIES

PRODUCTION TECHNOLOGY           [**]       [**]       [**]         [**]

                                  ATTACHMENT II

                          PERSONNEL KEY CONTACT LISTING
                                   (CONTINUED)

          FUNCTION           INDIVIDUAL   PHONE      E-MAIL      ADDRESS
--------------------------   ----------   -----   ------------   -------
                          XANODYNE PHARMACEUTICALS INC

QUALITY RESPONSIBILITIES

QA, PRODUCT RELEASE             [**]       [**]       [**]       One Riverfront Place
                                                                 Newport, KY 41071

QA, ADVISING AND                [**]       [**]       [**]       One Riverfront Place
INVESTIGATIONS                                                   Newport, KY 41071

QA, SUPPLIER QUALITY            [**]       [**]       [**]       One Riverfront Place
                                                                 Newport, KY 41071

COMPLAINT SAMPLES AND           [**]       [**]       [**]       One Riverfront Place
INVESTIGATION                                                    Newport, KY 41071

                                 ATTACNMENT III

The release documentation for all Batches will include a Certificate of Analysis
(COA) and a Certificate of Conformance (COC).

See attached for examples of these documents.

                            CERTIFICATE OF COMPLIANCE

Product Name:
                           ______________________________________   Quality Assurance
Roxane Pkg Lot No.:                                                 TELEPHONE 614-276-4000
                           ______________________________________   TELEFAX 614-308-0236
Roxane Pkg Material No.:
                           ______________________________________
Package Yield:
                           ______________________________________
Package Expiration Date:
                           ______________________________________
First Mfg Process Step:
                           ______________________________________

The Manufacturing and/or Packaging Documentation for the above mentioned product have been reviewed for completeness, accuracy and compliance to cGMP's. All documentation has been found to be in compliance with the requirements of the manufacturing and/or packaging specifications.

This lot has been tested to the requirements of the Quality         BIRI
Standard and the Certificate of Analysis is attached.               P.O. BOX 16532
                                                                    COLUMBUS, OHIO 43216-6532

Copy of the coded primary labeling is attached.

Unusual occurrences, deviations, variances, investigations, when applicable, are attached.

All lot documentation is available upon request.

         Signature
                           ___________________________________________
                           Erin Mutchler-Rose
                           Documentation Specialist, Quality Assurance

         Date

ATTACHMENT D   XANODYNE INITIAL 24 MONTH FORECASTS - 2008 & 2009 MINIMUM DOLLAR
               COMMITMENTS

For the Year 2008, Xanodyne agrees to purchase, at a minimum, the dollar amount of Products totaling $[**]

For the Year 2009, Xanodyne agrees to purchase, at a minimum, the dollar amount of Products totaling $[**].


                                       28